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                                                                    Exhibit 16.1



July 10, 2002

Arthur Andersen LLP
101 2nd Street, Suite 1100
San Francisco, CA 94105

Attn: Rick Blumenfeld, Managing Partner

Gentlemen:

This is to inform you that Cotelligent Inc. will no longer require the services of Arthur Andersen LLP. Our decision is based upon thorough consideration given to our current and future business needs.

Attached is a copy of our current report on Form 8-K disclosing the dismissal of Arthur Andersen and the appointment of KPMG as Cotelligent's independent accountants. Please furnish a letter to the Securities and Exchange Commission stating whether or not Arthur Andersen agrees with the statements contained in the first three paragraphs under Item 4 of Cotelligent's Form 8-K.

A representative from KPMG LLP will be contacting you in the next few days to complete inquiries normal under the circumstances. In addition, please make arrangements to allow KPMG LLP access to your work papers related to your examinations of Cotelligent's financial statements for the year ended December 31, 2001, as well as the quarter ended March 31, 2002.

                                              Sincerely,
                                              Cotelligent, Inc.


                                              /s/ Curtis J. Parker
                                              ----------------------------------
                                              Curtis J. Parker
                                              Chief Financial Officer

CC:      James Lavelle, Chief Executive Officer, Cotelligent
         Paulette DeFalco, Partner, KPMG